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                 JOHNSON & JOHNSON 2000 STOCK COMPENSATION PLAN

Johnson & Johnson's 2000 Stock Compensation Plan (the "Plan") provides, in general, for the awarding of shares of Common Stock of Johnson & Johnson (the "Company") to employees of the Company (including executive officers and officers), its subsidiaries and affiliates, both in the United States and internationally. The Plan continues a practice of the Company which began in 1922. An award is by way of a bonus to the employee and is not regarded as part of the employee's regular compensation. The Plan, in the judgment of the Board of Directors, promotes the interests of the Company by insuring continuity of management and increased incentive on the part of the participants by ensuring their acquisition of an equity interest in the Company and by providing an adequate overall compensation level.

The Common Stock to be distributed in the operation of the Plan will not exceed 5,000,000 shares of the Company's authorized but unissued shares (to be reduced in all events by the number of Treasury shares used for the Plan). Shareowners have no preemptive rights with respect to these shares.

Participants are to be selected by the Board of Directors of the Company, or a committee appointed thereby, from the group of key management personnel, generally at the supervisor level and above, and sales personnel of the Company and its domestic and international subsidiaries and affiliates. Under certain conditions, and with the approval of the Management Compensation Committee of the Company, or its delegate, awards may be granted to employees not meeting the above criteria. Participants are to be selected on the basis of demonstrated ability and potential to contribute substantially to the Company's success.

Subject to the approval of shareowners of the Company, the Plan shall become effective April 19, 2000. The term of the Plan expires on April 18, 2005. The Plan does not provide any maximum on the number of shares which can be awarded to an employee.

The Board of Directors, or a committee appointed thereby, shall have full power and authority to administer the Plan, including the authority to select participants, determine the number of shares to be awarded to each participant and designate how the Plan will be administered, if necessary, in any individual country or countries. In the event of a reorganization, recapitalization, stock split, stock dividend or any other change in the corporate structure or shares of the Company, the Board of Directors, or a committee appointed thereby, shall make such adjustment as it may deem equitably required in the number and kind of shares authorized by and for the Plan.